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                                                                     EXHIBIT 4.3


                     SECOND AMENDMENT, CONSENT AND WAIVER TO
                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

         THIS SECOND AMENDMENT, CONSENT AND WAIVER (this "Second Amendment"), dated as of April 12, 2001, to that certain Amended and Restated Loan and Security Agreement dated as of June 30, 2000 (as amended by that certain First Amendment dated as of March 1, 2001, the "Agreement"), is entered into by NEMATRON CORPORATION, a Michigan corporation ("Borrower") and LASALLE BUSINESS CREDIT, INC., a Delaware corporation ("Lender"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

                                    RECITALS

         A. Borrower and Lender are party to the Agreement, pursuant to which Lender has agreed to make, and has made, certain loans, advances and credit accommodations to Borrower pursuant to the terms and conditions set forth in the Agreement.

         B. Pursuant to paragraph 14(m)(i) of the Agreement, Borrower and its Subsidiaries, on a consolidated basis, were required at all times to maintain a Tangible Net Worth plus Subordinated Indebtedness of not less than $1,250,000 during Fiscal Year ending December 31, 2000, and $2,500,000 during Fiscal Year ending December 31, 2001.

         C. The Tangible Net Worth plus Subordinated Indebtedness of Borrower and its Subsidiaries, on a consolidated basis, as of June 30, 2000 and each subsequent calendar month end in the Fiscal Year ended December 31, 2000, and January 31, 2001 and February 28, 2001, according to the financial covenant calculations accompanying Borrower's Officer's Certificates, was less than the applicable required minimum amount referenced in Recital B above, thus constituting breaches and violations of paragraph 14(m)(i) of the Agreement.

         D. Pursuant to paragraph 14(m)(ii) of the Agreement, Borrower and its Subsidiaries, on a consolidated basis, were required to maintain an Interest Coverage Ratio as of the end of each fiscal quarter for that portion of the Fiscal Year then ended, commencing with the fiscal quarter ending December 31, 2000, of not less than 1.50 to 1.00.

         E. The Interest Coverage Ratio of Borrower and its Subsidiaries, on a consolidated basis, for the full Fiscal Year ended December 31, 2000 was 0.44 to 1.00, according to the financial covenant calculations accompanying an Officer's Certificate of Borrower, thus constituting a breach and violation of paragraph 14(m)(ii) of the Agreement.

         F. Pursuant to paragraph 14(m)(iii) of the Agreement, Borrower and its Subsidiaries, on a consolidated basis, were required to maintain a Debt Service Coverage Ratio, as of the end of each fiscal quarter for that portion of the Fiscal Year then ended, commencing with the fiscal quarter ending December 31, 2000, of not less than 0.75 to 1.00.

         G. The Debt Service Coverage Ratio of Borrower and its Subsidiaries, on a consolidated basis, for the full Fiscal Year ended December 31, 2000 was (1.48) to 1.00, according to the financial covenant calculations accompanying an Officer's Certificate of Borrower, thus constituting a breach and violation of paragraph 14(m)(iii) of the Agreement.

         H. Pursuant to paragraph 14(h) of the Agreement, Borrower is prohibited from incurring any indebtedness (other than certain specified liabilities) or guaranteeing the obligations of any Person without Lender's prior written consent, and pursuant to paragraph 14(i) of the Agreement, Borrower may not create any new Subsidiary (other than certain specified Subsidiaries) without Lender's prior written consent.

         I. Borrower has acquired (the "Optimation Acquisition") 100% of the issued and outstanding capital stock ("Optimation Stock") of Optimation, Inc., an Alabama corporation ("Optimation"), pursuant to the terms of that certain Stock Purchase Agreement dated as of March 30, 2001, among Dennis A. Sierk, Sheila D. Sierk, Charles Garrett, Kerry Garrett (all of the foregoing persons


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are "Sellers"), Optimation and the Borrower, in the form attached hereto as
Exhibit A (the "Stock Purchase Agreement").

         J. Each breach or violation described in Recitals C, E, G and I above, and the lapse of thirty (30) days from the occurrence thereof, constitutes an Event of Default under paragraph 16(b) of the Agreement (each is a "Subject Default").

         K. Pursuant to paragraphs 2 and 4 of the Agreement, following the occurrence and during continuation of an Event of Default, Lender may cease making any further Revolving Loans and may cease causing the issuance of, and co-signing for, any Letters of Credit, in addition to Lender's other remedies under the Agreement.

         L. Borrower has requested that Lender waive the Subject Defaults, and Lender is willing to do so subject to the terms and conditions set forth in this Second Amendment.

         M. Borrower has requested that Lender consent to the Optimation Acquisition, and Lender is willing to do so subject to the terms and conditions set forth in this Second Amendment.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

1.       AMENDMENTS TO THE AGREEMENT.

         1.1 Definition of Permitted Liens. The definition of "Permitted Liens" appearing in paragraph 1 of the Agreement is hereby amended by deleting the phrase "and (xiv) liens securing appeal bonds" in its entirety and inserting the phrase ", (xiv) liens securing appeal bonds, (xv) liens on assets of Optimation in favor of Compass Bank securing indebtedness for borrowed money not exceeding $675,000 in the aggregate, and (xvi) liens on assets of Optimation in favor of Keith Schonrock securing indebtedness for borrowed money not exceeding $50,000 in the aggregate" in lieu thereof.

         1.2 Definition of Optimation. Paragraph 1 of the Agreement is hereby amended by inserting a new definition of Optimation in appropriate alphabetical sequence to read, in its entirety, as follows:

              "OPTIMATION" means Optimation, Inc., an Alabama corporation.

         1.3 Paragraph 12. Clauses (a) and (b) of Paragraph 12 of the Agreement are hereby amended and restated to read, in their entirety, as follows:

             (a) This Agreement, as amending the Existing Agreement as of the Amendment Date, shall be in effect from the Closing Date until November 12, 2003 ("ORIGINAL TERM") and shall automatically renew itself from year to year thereafter (each such one year renewal being referred to herein as a "RENEWAL TERM") unless (i) the due date of the Liabilities is accelerated pursuant to paragraph 17 hereof; or (ii) both Borrower and A-OK elect, or LaSalle elects, to terminate both this Agreement and the A-OK Loan Agreement at the end of the Original Term or at the end of any Renewal Term by giving the other parties written notice of such election at least sixty (60) days prior to the end of the Original Term or the then current Renewal Term, in which case Borrower and A-OK shall pay all of the Liabilities in full on the last day of such term; or (iii) both Borrower and A-OK elect to terminate both this Agreement and the A-OK Loan Agreement at any other time during the Original Term or any Renewal Term upon not less than sixty
         (60) days' prior written notice to the other parties, in which case Borrower and A-OK shall pay all of the Liabilities in full on the date specified in such written notice. If one or more of the events specified in subparagraphs (i), (ii) or (iii) occurs, this Agreement shall terminate on the date thereafter on which the Liabilities are paid in full; provided, however, that the security interests and liens created under this Agreement, the A-OK Loan Agreement and the Other Agreements shall survive such termination until the date upon which payment and satisfaction in full of the Liabilities shall have occurred. At such time as Borrower and A-OK have repaid all of the Liabilities and this Agreement and the A-OK Loan Agreement have been terminated, (A) Borrower shall deliver, and shall cause A-OK to deliver, to LaSalle a release, in form

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         and substance reasonably satisfactory to LaSalle, of all obligations and liabilities of LaSalle and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower and A-OK, and if Borrower or A-OK is obtaining new financing from another lender, Borrower shall deliver, and shall cause A-OK to deliver, such lender's indemnification of LaSalle, in form and substance reasonably satisfactory to LaSalle, for checks which LaSalle has credited to Borrower's or A-OK's account, but which subsequently are dishonored for any reason and, (B) LaSalle shall deliver to Borrower and A-OK a release in form and substance reasonably satisfactory to Borrower and A-OK.

             (b) If this Agreement is terminated prior to the end of the Original Term, Borrower agrees to pay to LaSalle, as a prepayment fee, in addition to the payment of all other Liabilities owing by Borrower, an amount equal to: (i) two percent (2%) of the Total Credit Facility if this Agreement is terminated during the first year of the Original Term; (ii) one percent (1.0%) of the Total Credit Facility if this Agreement is terminated during the second year of the Original Term;
         (iii) one percent (1.0%) of the Total Credit Facility if this Agreement is terminated during the third year of the Original Term; and (iv) one-half of one percent (0.50%) of the Total Credit Facility if this Agreement is terminated on or after November 12, 2002; provided, however, that such prepayment fee shall not be payable if this Agreement is terminated (A) at the end of the Original Term pursuant to the terms set forth herein, or (B) at any other time by LaSalle if no Default or Event of Default shall have occurred and be continuing, or
         (C) by the Borrower following the issuance of any Capital Adequacy Demand, or (D) by the Borrower following the merger of LaSalle with and into, or the sale of substantially all of LaSalle's assets to, any Person which is not an Affiliate of LaSalle and where LaSalle is not the surviving entity, or (E) by the Borrower following any sale, assignment, transfer or other disposition by LaSalle of its rights under this Agreement and the Other Agreements (other than a participation interest herein or therein) to any Person other than an Affiliate of LaSalle; provided, further, that any such prepayment fee shall be waived if Borrower refinances all Liabilities with Standard Federal on or after December 31, 2001. In light of the extreme difficulty of accurately calculating actual damages arising out of any early termination, LaSalle and Borrower have agreed that the prepayment fee provided for above is a reasonable estimate of actual damages that would be incurred.

         1.4 Paragraph 14(h). Paragraph 14(h) of the Agreement is hereby amended and restated to read, in its entirety, as follows:

                  (h) Borrower shall not (i) incur, create, assume or suffer to exist any indebtedness other than (A) the Liabilities, (B) unsecured indebtedness owing in the ordinary course of business to trade suppliers or utilities, (C) any other indebtedness described in
         Schedule 13(p) hereof, (D) purchase money indebtedness for fixed assets, (E) indebtedness described in paragraph 14(k)(v) hereof, and
         (F) unsecured indebtedness not exceeding $300,000 in the aggregate, owing to Dennis A. Sierk, Sheila D. Sierk, Charles Garrett and Kerry Garrett as a portion of the purchase price paid by the Borrower to such Persons in connection with Borrower's acquisition of 100% of the issued and outstanding capital stock of Optimation; or (ii) assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except (A) by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, and (B) an unsecured guaranty in favor of Compass Bank of indebtedness of Optimation for borrowed money not exceeding $675,000 in the aggregate;

         1.5 Paragraph 14(i). Paragraph 14(i) of the Agreement is hereby amended and restated to read, in its entirety, as follows:

                  (i) Borrower shall not engage in any merger or consolidation except where the Borrower is the surviving entity; no Subsidiary shall engage in any merger or consolidation except where the Borrower or a Subsidiary is the surviving entity; neither Borrower nor any Subsidiary shall sell, lease or otherwise dispose of all or substantially all of its assets; neither Borrower nor any Subsidiary shall create any new Subsidiary other than a new wholly-owned Canadian Subsidiary of Borrower ("CANADIAN SUB") and Borrower's acquisition of all of the issued and outstanding capital stock of A-OK and Optimation; no Subsidiary shall issue any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock; Borrower shall not permit any of its Subsidiaries (other than Nematron, Ltd., a company organized under the laws of England and Wales ("UK SUB"), Canadian Sub, A-OK and Optimation) to own or hold any property or to conduct any business; neither Borrower nor any Subsidiary shall engage in any businesses other than the


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         businesses currently engaged in by Borrower or such Subsidiary or businesses reasonably related thereto;

         1.6 Paragraph 14(k). Paragraph 14(k) of the Agreement is hereby amended and restated to read, in its entirety, as follows:

             (k) neither Borrower nor any Subsidiary shall make any loans to, or investment in, any Person, whether in cash, securities or other property of any kind, other than: (i) Permitted Investments; (ii) loans to or investments in Subsidiaries made during the Original Term or any Renewal Term, other than (A) the "Purchase Price" for 100% of the outstanding capital stock of A-OK as paid by Borrower on or about June 30, 2000 strictly pursuant to the terms set forth in Section 3.04 of that certain Stock Purchase Agreement dated as of June 30, 2000, among Ronald C. Causley, Trustee of the Ronald C. Causley Revocable Trust dated March 14, 1990, as amended, Ronald C. Causley, individually, and the Borrower, a true, correct and complete copy of which Stock Purchase Agreement has been provided by Borrower to LaSalle, (B) the "Purchase Price" for 100% of the outstanding capital stock of Optimation as paid by Borrower on or about March 30, 2001 strictly pursuant to the terms set forth in Section 3.04 of that certain Stock Purchase Agreement dated as of March 30, 2001, among Dennis A. Sierk, Sheila D. Sierk, Charles Garrett, Kerry Garrett and the Borrower, a true and correct copy of which Stock Purchase Agreement has been provided by Borrower to LaSalle, and (C) other loans and investments not exceeding $105,000 in the aggregate at any time outstanding; (iii) loans made to any Subsidiary prior to the Original Term and disclosed on Schedule 13(p);
         (iv) loans permitted under paragraph 14(o); (v) loans from any Subsidiary to the Borrower on such terms as may be reasonably acceptable to LaSalle; and (vi) loans to or investments in A-OK made during the Original Term or any Renewal Term, and not exceeding $1,500,000 in the aggregate at any one time outstanding;

         1.7 Paragraph 14(m). Paragraph 14(m) of the Agreement is hereby amended and restated to read, in its entirety, as follows:

              (m) Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of Borrower delivered on or before the Closing Date;

                  (i) Consolidated Tangible Net Worth Plus Subordinated
              Indebtedness. Borrower and its Subsidiaries, on a consolidated basis, shall maintain a Tangible Net Worth plus Subordinated Indebtedness of not less than (A) Seven Hundred Fifty Thousand Dollars ($750,000) at all times through (but excluding) September 30, 2001, (B) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) at all times from and including September 30, 2001 through (but excluding) December 31, 2001, (C) Two Million Five Hundred Thousand Dollars ($2,500,000) on December 31, 2001, (D) at all times (other than the last day of a Fiscal Year) during any Fiscal Year after December 31, 2001, ninety percent (90%) of the actual Tangible Net Worth plus Subordinated Indebtedness of Borrower and its Subsidiaries (on a consolidated basis) at the last day of the immediately preceding Fiscal Year (a "RESET DATE"), and (E) on each Reset Date occurring after December 31, 2001, the sum of (1) the actual Tangible Net Worth plus Subordinated Indebtedness of Borrower and its Subsidiaries (on a consolidated basis) at the immediately preceding Reset Date plus
              (2) $1,250,000;

                  (ii) Consolidated Interest Coverage Ratio. Borrower and its
              Subsidiaries, on a consolidated basis, shall maintain an Interest Coverage Ratio as of the end of each fiscal quarter for that portion of the Fiscal Year then ended, commencing with the fiscal quarter ending December 31, 2001, of not less than 1.50 to 1.00;

                  (iii) Consolidated Debt Service Coverage Ratio. Borrower and
              its Subsidiaries, on a consolidated basis, shall maintain a Debt Service Coverage Ratio, as of the end of each fiscal quarter for that portion of the Fiscal Year then ended, commencing with the fiscal quarter ending December 31, 2001, of not less than (A) 1.00 to 1.00 for the measurement period ending December 31, 2001, and
              (B) 1.25 to 1.00 for each measurement period ending after December 31, 2001; and


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                  (iv) Capital Expenditures, Etc. Borrower and its Subsidiaries
              (other than A-OK and Optimation), on a consolidated basis, shall not make Capital Expenditures and payments under synthetic or off-balance sheet leases aggregating more than Three Hundred Thousand Dollars ($300,000) during the Fiscal Year ending December 31, 2001, and Five Hundred Dollars ($500,000) during any Fiscal Year after December 31, 2001. Borrower and its Subsidiaries, on a consolidated basis, shall not incur costs totaling more than $1,500,000 relating to software development activities for the Fiscal Year ending December 31, 2001, whether expensed or capitalized, and not more than $2,000,000 in any Fiscal Year thereafter.

         1.8 Paragraph 14(p). Paragraph 14(p) of the Agreement is hereby amended and restated to read, in its entirety, as follows:

              (p) Borrower shall not enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate of Borrower except in the ordinary course of business for fair consideration and on terms no less favorable to Borrower or such Subsidiary as are available from unaffiliated third parties. Accounts due from Optimation to Borrower or A-OK must be paid within sixty (60) days from the date of the sale of relevant products or the completion of performance of the relevant services;

2. WAIVER. Lender hereby waives the Subject Defaults, effective as of December 31, 2000.

3. CONSENT. Lender hereby consents to the Optimation Acquisition strictly upon the terms and subject to the satisfaction of the conditions set forth in the Stock Purchase Agreement.

4. REPRESENTATIONS AND WARRANTIES. To induce Lender to enter into this Second Amendment and to make the amendments, waivers and consent provided in Sections 1, 2 and 3 above, Borrower represents and warrants to Lender that:

         4.1 Organization and Existence. Borrower is duly organized and validly existing under the laws of the State of Michigan. Borrower has filed all annual reports required to be filed on or before the date hereof with the Secretary of State of Michigan. Borrower has not filed nor authorized the filing of, articles of dissolution with the Secretary of State of Michigan.

         4.2 Authority, Authorization and Enforceability. Borrower has the requisite power and authority to execute and deliver this Second Amendment and to perform its obligations hereunder and under the Agreement as amended hereby. Borrower has duly authorized the execution and deliver of this Second Amendment and the performance of its obligations hereunder and under the Agreement as amended hereby. This Second Amendment and the Agreement as amended hereby are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

         4.3 No Violation of Law or Contract. Borrower's execution and delivery of this Second Amendment, and Borrower's performance of its obligations hereunder and under the Agreement as amended hereby, does not and shall not conflict with the provisions of any statutes, regulation, ordinance or rule of law, or any agreement, contract or other document binding on Borrower.

         4.4 No Default, Event of Default or Material Adverse Effect. After giving effect to the waivers set forth in Section 2 hereof, (a) no Default or Event of Default has occurred or is continuing, and (b) no Material Adverse Effect has occurred since the Closing Date.

         4.5 General Representations and Warranties Remade. Except as expressly identified herein, all representations, warranties and covenants made as of the Closing Date pursuant to the Agreement are hereby remade as of the date of this Second Amendment.

5. CONDITIONS TO EFFECTIVENESS. The effectiveness of this Second Amendment is subject to the satisfaction of the following conditions precedent:

         5.1 Documentation. Borrower shall have delivered, or caused to be delivered, to Lender all of the following documents, in form and substance satisfactory to Lender:


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              (a) Second Amendment. An executed counterpart of this Second
Amendment.

              (b) Securities Pledge Agreement. An executed counterpart of the Securities Pledge Agreement of even date herewith executed by Borrower and Lender, pursuant to which Borrower shall pledge the Optimation Stock, along with a duly executed stock power and the original stock certificates.

              (c) Guaranty. A guaranty duly executed by Optimation, pursuant to which Optimation shall guarantee the prompt, punctual and faithful payment of all Liabilities of Borrower to Lender.

              (d) Security Agreement. A security agreement duly executed by Optimation, pursuant to which Optimation shall grant the Lender a security interest and lien upon all of its personal property, subject only to Permitted Liens.

              (e) Financing Statements. UCC financing statements for all jurisdictions in which filing is necessary or desirable.

              (f) Resolutions. Resolutions of the respective boards of directors of Borrower and Optimation, certified by such entities' respective secretaries or assistant secretaries.

              (g) Incumbency Certificate. An incumbency certificate with respect to the officers of Borrower and Optimation certified as of the date hereof by such entities' secretaries or assistant secretaries.

              (h) Opinion. A legal opinion of Dykema Gossett PLLC, counsel to Borrower and Optimation, addressed to Lender.

              (i) Consent Letter. A consent letter executed by Standard Federal Bank.

              (j) Subordination Agreements. Lender shall have received such subordination agreements as it may request from holders of Subordinated Indebtedness.

              (k) Collateral Assignment. Lender shall have received a fully executed collateral assignment of Borrower's rights under the Stock Purchase Agreement.

              (l) Other Documents. All other documents, certificates and agreements as Lender may reasonably request to accomplish the purposes of this Second Amendment.

         5.2 Amendment Fee. Borrower shall have paid Lender an amendment fee (which fee shall be deemed fully earned and nonrefundable upon the effectiveness of this Second Amendment) in the amount of $15,000.

6.       GENERAL.

         6.1 Expenses. Borrower agrees to pay Lender, on the date hereof and from time to time hereafter upon demand, all expenses, including reasonable attorneys' and legal assistants' fees, incurred by Lender in connection with the preparation, negotiation and execution of this Second Amendment and any document required to be furnished herewith.

         6.2 Entire Agreement. This Second Amendment, the Agreement as previously amended and as hereby, and all of the Other Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other understandings, oral or written, with respect to the subject matter hereof.

         6.3 Effect of Amendment; No Waiver. Except as expressly amended pursuant to Section 1 hereof, the Agreement and the Other Agreements shall remain in full force and effect and are hereby ratified and confirmed in all respects. EXCEPT AS EXPRESSLY WAIVED PURSUANT TO SECTION 2 HEREOF, THIS SECOND AMENDMENT SHALL NOT OPERATE AS A WAIVER OF ANY RIGHT, POWER OR REMEDY OF LENDER UNDER THE AGREEMENT OR ANY OF THE OTHER AGREEMENTS, AND LENDER RESERVES ALL RIGHTS AND REMEDIES

(INCLUDING, WITHOUT LIMITATION, RIGHTS AND REMEDIES ACCRUING OR EXISTING BY REASON OF THE SUBJECT DEFAULTS).

         6.4 Miscellaneous Provisions. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF WISCONSIN. Section headings in this Second Amendment are included for the convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose. Whenever possible, each provision of this Second Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Second Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Second Amendment. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one instrument. This Second Amendment shall be binding upon, and inure to the benefit of, Borrower and Lender and their respective successors and assigns.

                            [Execution Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.



                               LENDER

                               LASALLE BUSINESS CREDIT, INC.


                               By:  /s/ Dale P. Grzenia
                                    ---------------------------------------
                                        Dale P. Grzenia, Vice President


                               BORROWER

                               NEMATRON CORPORATION


                               By:  /s/ David P. Gienapp
                                    ---------------------------------------
                                        David P. Gienapp
                                        Vice President-Finance and
                                        Administration, and Secretary